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                                                                      EXHIBIT 99


MEDIA CONTACT:    Tom Adkinson
TELEPHONE:        (615) 316-6302
E-MAIL:           tadkinson@gaylordentertainment.com

INVESTOR CONTACT: J. Russell Worsham
TELEPHONE:        (615) 316-6564
E-MAIL:           rworsham@gaylordentertainment.com



           GAYLORD ENTERTAINMENT ANNOUNCES CLOSING OF KTVT TRANSACTION

NASHVILLE, Tenn. (October 12, 1999) -- Gaylord Entertainment Company (NYSE: GET) announced today that the acquisition of KTVT, Dallas-Fort Worth, by CBS Corporation (NYSE: CBS) has been completed.

Gaylord Entertainment received shares of CBS Series B convertible preferred stock that are convertible into 10,141,691 shares of CBS common stock. As previously announced, Gaylord Entertainment will also receive $1 million of advertising time on the station annually over the next 10 years. The transaction is expected to result in a gain, after recording deferred taxes, of approximately $280 million, or $8.45 per diluted share, to be recorded in the fourth quarter of 1999.

Gaylord Entertainment, headquartered in Nashville, is a diversified entertainment company with operations in hospitality, attractions, music, entertainment, broadcasting and cable networks. Among its properties are WSM Radio and the Grand Ole Opry, the Opryland Hotel, Acuff-Rose Music Publishing, Word Entertainment, Country Music Television International, Z Music Television, the Wildhorse Saloon, the Ryman Auditorium, Cornerstone Sports, WWTN Radio and Opryland Productions.

(Note: Certain matters discussed herein are forward looking statements that involve risks and uncertainties, including growth in the popularity of country music and country lifestyles; growth in the popularity of Christian music and family values lifestyles; the ability to control costs relating to the development of the Opry Mills retail complex; the ability to integrate the operations of acquired businesses into the Company's operations; the advertising market in the United States in general and in the Company's local television and radio markets in particular; the perceived attractiveness of Nashville, Tennessee and the Company's properties as a convention and tourist destination; the ability of the Opryland Hospitality Group to successfully develop hotel properties in other markets; consumer tastes and preferences for the Company's programming and other entertainment offerings; competition; the impact of weather on construction schedules; and consolidation in the broadcasting and cable distribution industries. These risks and uncertainties are detailed from time to time in the Company's SEC reports, including the report on Form 10-Q for the quarter ended June 30, 1999.)